Exhibit 99.2
Consent of Wells Fargo Securities, LLC
Greenbacker Renewable Energy Company LLC
230 Park Avenue, Suite 1560
New York, NY10169
Attention: Board of Directors
Members of the Board of Directors:
We hereby consent to the inclusion of our opinion letter, dated July 13, 2026, to the Board of Directors of Greenbacker Renewable Energy Company LLC (“Greenbacker”) as Annex F to, and reference to such opinion letter under the headings “SUMMARY - Opinion of Greenbacker’s Financial Advisor,” “RISK FACTORS,” and “THE MERGER - Opinion of Greenbacker’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed transaction involving Greenbacker and MN8 Energy Holdings LLC (“MN8”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of MN8 (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Wells Fargo Securities, LLC

Wells Fargo Securities, LLC

September 18, 2026